Exhibit 10(n)

SCHERING-PLOUGH
CORPORATION

Cash Long-Term
Incentive Plan

Effective January 1, 2004

Schering-Plough Corporation Cash Long-Term Incentive Plan

1. Plan Objective

     The Schering-Plough Corporation Cash Long-Term Incentive Plan (referred to as the “Plan”) is designed to encourage results-oriented actions on the part of key executives of Schering-Plough Corporation (the “Company”) that will drive the achievement of specific business objectives.

2. Eligibility

     Management employees of the Company and its subsidiaries who are members of the Operations Management Team (OMT) and other key executives are eligible to participate in the Plan. The Administrator (as defined in Section 3 below) shall select the Operations Management Team members and other key executives who shall participate in the Plan (the “Participants”).

3. Administration

     (a) The Plan shall be administered by the Compensation Committee of the Board of Directors with respect to executives who are subject to the reporting requirements of Section 16 of the Exchange Act of 1934, as amended (“Section 16 Executives”), and the Plan shall be administered by the Chief Executive Officer of the Company (“CEO”) with respect to all other employees. The CEO may delegate his authority to administer the Plan to an individual or committee. The term “Administrator” shall mean the Compensation Committee, as applied to Section 16 Executives, and the CEO or such individual or committee to which authority has been delegated, as applied to all other employees.

     (b) The Administrator shall have full power and authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to select Participants for the Plan, to determine each Participant’s target award, performance goals and final award, to make all factual and other determinations in connection with the Plan, and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate.

     (c) All powers of the Administrator shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals. The Administrator’s administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company and all employees of the

Company and its subsidiaries, including the Participants and their respective beneficiaries.

     (d) The Administrator may establish appropriate terms and conditions to accommodate newly hired and transferred employees. Unless otherwise determined by the Administrator, the target award for a newly hired or transferred employee shall be prorated based on a fraction, the numerator of which is the number of months such Participant will participate in the Plan during the performance period (rounded to the nearest whole month) and the denominator of which is 36.

4. Target Awards and Performance Goals

     (a) The Administrator shall establish for each Participant a target award that will be payable if and to the extent that the Company attains the performance goals for the specified performance period or otherwise in connection with a change in control (as defined in the Company’s 2002 Stock Incentive Plan (hereinafter referred to as a “Change in Control”). The target award shall be equal to three times the highest annual incentive target amount established for the Participant during the performance period under the Company’s annual incentive plan applicable to the Participant, or such other amount as the Administrator determines.

     (b) The Administrator shall establish the performance goals for each performance period. Unless the Administrator determines otherwise, the performance goals shall be based on (i) the Company’s achievement of its targeted earnings per share growth, and (ii) the Company’s total earnings per share growth ranking as compared to its peer group, all as set forth on Exhibit A. The Administrator may adjust the performance goals as it deems appropriate to take into account corporate transactions or other extraordinary events that occur during the performance period.

     (c) The peer group consists of the following companies:

Abbott Laboratories
Bristol-Myers Squibb Company
Eli Lilly and Company
Johnson & Johnson
Merck & Company, Inc.
Pfizer, Inc.
Wyeth

The Administrator may adjust the peer group from time to time as it deems appropriate, including the addition, deletion or replacement of companies, to take into account mergers and other changes in the companies consisting of the peer group.

5. Calculation of Incentive Awards

     (a) At the end of the performance period, the Administrator shall compute each Participant’s incentive award for the performance period, which shall be the greater of the award calculated pursuant to subsection (i) or (ii) below:

         (i) The Administrator shall determine whether and to what extent the performance goals have been met for each fiscal year of the performance period, based on the Company’s performance for each fiscal year, and the applicable percentage for each year, according to the matrix described on Exhibit A. The Administrator shall compute an award for each year of the performance period equal to one-third of the Participant’s target award multiplied by the applicable percentage for the year according to Exhibit A. The Participant’s incentive award earned for the performance period shall equal the sum of the awards earned for each of the three fiscal years of the performance period.

         (ii) The Administrator shall determine whether and to what extent the performance goals have been met for the entire three-year performance period, based on the Company’s cumulative performance for the performance period. The Administrator shall then determine the percentage of the target award that is earned for the performance period based on such cumulative performance according to the matrix described on Exhibit A. For purposes of this subsection (ii), the Company’s performance and the performance goals on Exhibit A shall be determined on a compounded basis for the three-year performance period.

     (b) The Administrator shall compute each Participant’s incentive award for the performance period based on the Company’s achievement of the performance goals. Each Participant’s incentive award will be subject to vesting as described in Section 6 below. On or around March 15, 2007, the Company shall credit each Participant’s incentive award to a book account established for the Participant under the Schering-Plough Corporation Savings Advantage Plan. All amounts credited to a Participant’s book account under the Savings Advantage Plan shall be administered according to the vesting provisions of Section 6 and the terms and conditions of the Savings Advantage Plan. Distributions from the Participant’s vested book account will be made according to the terms and conditions of the Savings Advantage Plan.

     (c) Participants must be employed on December 31, 2006 in order to be eligible for an incentive award under the Plan, except as described below or except as the Administrator may otherwise determine. Unless the Administrator determines otherwise:

         (i) Participants who die during the performance period will receive a pro-rated award, which will be calculated at the end of the performance period and will be based on the Company’s performance during the entire performance period. The pro-rated award will be calculated from the date on which the Participant became eligible for the Plan to the date of the Participant’s death, rounded to the nearest whole month. The

Company will credit the pro-rated award to a book account established for the Participant under the Savings Advantage Plan on or around March 15, 2007.

         (ii) Participants who retire during the performance period will receive a pro-rated award, which will be calculated at the end of the performance period and will be based on the Company’s performance during the entire performance period. Retirement age is age 65, or, if the Participant has at least ten years of service, age 55. The pro-rated award will be calculated from the date on which the Participant became eligible for the Plan to the date of the Participant’s retirement, rounded to the nearest whole month. The Company will credit the pro-rated award to a book account established for the Participant under the Savings Advantage Plan on or around March 15, 2007.

         (iii) Participants who leave the Company under a Company-sponsored disability program during the performance period will receive a pro-rated award, which will be calculated at the end of the performance period and will be based on the Company’s performance during the entire performance period. The pro-rated award will be calculated from the date on which the Participant became eligible for the Plan to the Participant’s termination date, rounded to the nearest whole month. The Company will credit the pro-rated award to a book account established for the Participant under the Savings Advantage Plan on or around March 15, 2007.

         (iv) If a Change in Control of the Company occurs during the performance period, the following provisions shall apply:

            (A) Participants who are then employed by the Company or an Affiliate (as defined in the Savings Advantage Plan) will receive a pro-rated award, which will be calculated as of the date of the Change in Control and will be based on the greater of (i) the Participant’s target award or (ii) an award calculated by the Administrator based on period-to-date performance by the Company as of the date of the Change in Control. The pro-rated award will be calculated from the date on which the Participant became eligible for the Plan to the effective date of the Change in Control, rounded to the nearest whole month. Participants who retired, died or were disabled during the performance period as described above shall receive pro-rated incentive awards as described above but based on the Company’s performance as of the date of the Change in Control. The Company will credit the pro-rated award to a book account established for the Participant under the Savings Advantage Plan as soon as administratively feasible upon the effective date of the Change in Control, and such amount will be fully vested and non-forfeitable.

            (B) If a Participant remains employed by the Company or an Affiliate for a period of two years following the Change in Control or is involuntarily terminated (which term shall be deemed to include for all purposes under this Plan, as applicable, a termination for Good Reason (as such term is defined in the Participant’s employment agreement) other than for cause (as defined below), within two years after the Change in Control, the Participant’s award for the performance period will be increased to 200% of the Participant’s target award for the performance period, if such amount is greater than the award previously calculated for the performance period pursuant to paragraph (A) above. The Company will credit any additional award amount to the book account established for the Participant under the Savings Advantage Plan immediately upon the earlier of (i) the second anniversary of the Change in Control or (ii) the date the Participant’s employment is involuntarily terminated without cause. Any earnings previously credited to the Participant’s account under the Savings Advantage Plan with respect to the previously calculated award will remain in the Participant’s account.

         (v) If a Change in Control of the Company occurs during the period commencing on December 31, 2006 and ending on December 31, 2008, and if a Participant remains employed by the Company or an Affiliate for a period of two years following the Change in Control or is involuntarily terminated, other than for cause, within two years after the Change in Control, the Participant’s incentive award shall immediately be fully vested. Any earnings previously credited to the Participant’s account under the Savings Advantage Plan with respect to the vested award will remain in the Participant’s account.

         (vi) For purposes of this Section 5(c), the term “cause” shall have the meaning given that term, if applicable to the Participant, in the written employment agreement between the Participant and the Company or an Affiliate as in effect on the date of the Participant’s termination of employment or in 2002 Stock Incentive Plan.

     (d) The Administrator may establish appropriate terms and conditions to accommodate newly hired and transferred employees. The Administrator reserves the right to accelerate vesting on a pro-rata basis whenever the Administrator deems such action appropriate.

6. Vesting of Incentive Awards

     (a) If a Participant earns an incentive award as described in Section 5 for the performance period, 25% of the incentive award will be vested as of the end of the performance period. The remaining portion of the Participant’s incentive award will vest over a two-year period, as follows, if the Participant continues to be employed by the Company or an Affiliate through the applicable vesting date:

Vesting Date	Portion of the Incentive Award that Vests
December 31, 2007	50%

December 31, 2008	25%

     (b) If a Participant retires, leaves the Company under a Company-sponsored disability program or dies while employed by the Company or an Affiliate, the Participant’s incentive award shall be fully vested at the end of the performance period or at the time such event occurs, whichever is later. If a Participant’s employment with the Company and its Affiliates terminates for any other reason, any unvested incentive award, including all unvested earnings credited with respect to the incentive award, shall be forfeited to the Company as of his or her termination date. A transfer of employment among the Company and its Affiliates shall not be considered a termination of employment for purposes of the Plan.

     (c) Notwithstanding the foregoing, each Participant’s incentive award shall become fully vested upon a Change in Control.

     (d) Earnings credited with respect to a Participant’s incentive award will vest pro-rata as the underlying incentive award vests.

7. Changes to Performance Goals and Target Awards

     At any time prior to the final determination of awards, the Administrator may adjust the performance goals and target awards to reflect a change in corporate capitalization (such as a stock split or stock dividend), or a corporate transaction (such as a merger, consolidation, separation, reorganization or partial or complete liquidation), or to reflect equitably the occurrence of any extraordinary event, any change in applicable accounting rules or principles, any change in the Company’s method of accounting, any change in applicable law, any change due to any merger, consolidation, acquisition, reorganization, stock split, stock dividend, combination of shares or other changes in the Company’s corporate structure or shares, or any other change of a similar nature.

8. Amendments and Termination

     The Company may at any time amend or terminate the Plan by action of the Compensation Committee; provided that no amendment or termination may be made after a Change in Control that adversely affects Participants’ benefits computed under Section 5(c)(iv) by the Administrator as in effect before the Change in Control. The Administrator shall have the right to modify the terms of the Plan as may be necessary or desirable to comply with the laws or local customs of countries in which the Company operates or has employees.

9. Miscellaneous Provisions

     (a) This Plan is not a contract between the Company and the Participants. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Participant any right to be retained in the employ of the Company or any of its subsidiaries. Nothing in the Plan, and no action taken pursuant to the Plan, shall affect the right of the Company or a subsidiary to terminate a Participant’s employment at any time and for any or no reason. Except as provided in Section 8, the Company is under no obligation to continue the Plan.

     (b) A Participant’s right and interest under the Plan may not be assigned or transferred, except as provided in Section 5(c) of the Plan upon death, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the Plan to pay awards with respect to the Participant. The Company’s obligations under the Plan may be assigned to any corporation which acquires all or substantially all of the Company’s assets or any corporation into which the Company may be merged or consolidated.

     (c) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of awards. The Company’s obligations hereunder shall constitute a general, unsecured obligation, awards shall be paid solely out of the Company’s general assets, and no Participant shall have any right to any specific assets of the Company.

     (d) The Company shall have the right to deduct from awards or any other payments of wages any and all federal, state and local taxes or other amounts required by law to be withheld.

     (e) The Company’s obligation to pay compensation as herein provided is subject to any applicable orders, rules or regulations of any government agency or office having authority to regulate the payment of wages, salaries, and other forms of compensation.

     (f) The validity, construction, interpretation and effect of the Plan shall exclusively be governed by and determined in accordance with the laws of the State of New Jersey.